EXHIBIT 99.1
                                                                   ------------

                                      [LOGO OMITTED - NEXEN INC.]
                          NEXEN INC. 801-7th Ave. SW Calgary, AB Canada T2P 3P7 T 403 699-4000 F 403 699-5776 www.nexeninc.com

--------------------------------------------------------------------------------
N E W S   R E L E A S E

                                                          For immediate release

                    NEXEN REPORTS RECORD QUARTERLY CASH FLOW

-------------------------------------------------------------------------------

SECOND QUARTER HIGHLIGHTS:

     o     RECORD CASH FLOW OF $1.73 PER SHARE; EARNINGS OF $0.70 PER SHARE
     o PRODUCTION AFTER ROYALTIES INCREASES 9% OVER Q1 TO 208,000 BOE/D (253,000 BOE/D BEFORE ROYALTIES)
     o     BUZZARD  REACHING  FACILITY  DESIGN RATES OF 200,000  BOE/D  (85,000
           BOE/D NET)
     o STEAM INJECTION RAMPING UP AT LONG LAKE--ON TRACK FOR BITUMEN PRODUCTION THIS FALL AND UPGRADER START UP LATE IN THE YEAR

                                                            THREE MONTHS ENDED                            SIX MONTHS ENDED
                                                                  JUNE 30                                     JUNE 30
                                                ---------------------------------------           -----------------------------
(Cdn$ millions)                                          2007                  2006                  2007                 2006
-------------------------------------------------------------------------------------------------------------------------------
Production (mboe/d)(1)
       Before Royalties                                   253                   215                   246                  219
       After Royalties                                    208                   158                   199                  159
Net Sales                                               1,399                 1,039                 2,539                2,019
Cash Flow from Operations(2)                              913                   729                 1,511                1,402
       Per Common Share ($/share)(2),(3)                 1.73                  1.39                  2.87                 2.68
Net Income                                                368                   408                   489                  325
       Per Common Share ($/share)(3)                     0.70                  0.78                  0.93                 0.62
Capital Expenditures(4)                                   819                   876                 1,630                1,629
-------------------------------------------------------------------------------------------------------------------------------

(1) Production includes our share of Syncrude oil sands. US investors should read the Cautionary Note to US Investors at the end of this release.
(2) For reconciliation of this non-GAAP measure see Cash Flow from Operations on pg. 7.
(3) 2006 per share values have been adjusted to reflect the May 2007 two-for-one stock split.
(4)  Includes business acquisitions in 2006.

CALGARY, ALBERTA, JULY 12, 2007 - Nexen delivered solid financial results in the second quarter with record cash flow of $913 million and net income of $368 million. These results reflect increasing production from the successful ramp up of Buzzard and strong commodity prices. While the price of West Texas Intermediate crude oil (WTI) was strong in the quarter, averaging US$65.03/bbl, the price of Brent crude was stronger, averaging US$68.76/bbl. This Brent premium to WTI of US$3.73/bbl for the quarter compares to a US$1.08/bbl discount in the second quarter of 2006. The WTI discount reflects excess supply of crude in the US Midwest due to high local storage levels at Cushing, Oklahoma, extensive refinery downtime and increased imports of Canadian crude. Since approximately 80% of our production is priced off Brent, the benefit we receive from strong Brent prices is substantial.

Our marketing group contributed $70 million to our cash flow for the quarter primarily from trading spreads related to natural gas, crude oil and power. So far this year, we have booked $71 million of cash flow from our marketing activities and we have an additional $45 million of gains on the increased value of our oil and gas marketing inventories and transportation assets that have not yet been booked. These gains can only be booked in the future when the inventories are sold and the transportation assets are used.

Exploration expense totaled $105 million ($60 million after tax) for the quarter. This includes seismic data acquisition and exploration expense related to drilling activity in Colombia, the UK North Sea and on the shelf in the Gulf of Mexico.

During the quarter, we purchased put options on approximately 100,000 bbls/d of crude oil production for calendar year 2008. These options establish a Dated Brent floor price of US$50/bbl on these volumes and were purchased for approximately US$23 million (US$0.63/bbl). These put options provide us with a continued base level of price protection without limiting our upside in a high price environment.

"The majority of our production is priced off Brent which is currently very strong," commented Charlie Fischer, Nexen's President and Chief Executive Officer. "With Buzzard production now approaching facility design rates, we are on track to generate record cash flow this year reflecting significant growth and value for our shareholders."

OIL AND GAS PRODUCTION

                                         PRODUCTION BEFORE ROYALTIES                   PRODUCTION AFTER ROYALTIES
Crude Oil, NGLs and
Natural Gas (mboe/d)                   Q2 2007                Q1 2007                 Q2 2007              Q1 2007
------------------------------------------------------------------------           ----------------------------------
Yemen                                      73                    77                       42                  45
North Sea                                  88                    58                       88                  58
Canada                                     37                    38                       30                  30
United States                              30                    38                       26                  34
Other Countries                             6                     6                        5                   5
Syncrude                                   19                    21                       17                  19
                                  --------------------------------------           ----------------------------------
TOTAL                                     253                   238                      208                 191
                                  --------------------------------------           ----------------------------------

Our second quarter production averaged 253,000 boe/d (208,000 boe/d after royalties) as the Buzzard field in the North Sea continued to ramp up to design rates. Buzzard contributed 68,000 boe/d to our quarterly volumes.

In the Gulf of Mexico, drilling and completion delays have caused initial production from our Wrigley and Aspen developments to slip into the third quarter. At Aspen, we experienced unexpected production downtime as a result of maintenance to third party processing facilities. At Syncrude, production was lower following the advancement of turnaround activity originally scheduled for late this year. With Buzzard producing at facility design rates, Syncrude back up to full capacity and incremental volumes from Wrigley and Aspen, we expect much stronger production volumes for the remainder of the year.

"The timing of several of our projects has slipped but this has not impacted project returns," stated Fischer. "As a result of these timing delays, we will likely be at or slightly below the lower end of our guidance range of 275,000 boe/d to 305,000 boe/d for the full year."

NORTH SEA UPDATE

At Buzzard, we currently have eight development wells on stream. The production ramp up to date has met our expectations and we have sufficient well deliverability to take advantage of additional processing capacity that may be available on the platform. The platform is designed to process up to 200,000 bbls/d of oil and 60 mmcf/d of gas.

"We are delighted with the performance of the Buzzard field as the pressure response we have seen indicates reservoir connectivity is outstanding," said Fischer. "With cash netbacks per barrel averaging 85% of the price of Brent, Buzzard's cash flow contribution is significant. For example, with Buzzard producing at full facility design rates, we expect it to generate approximately $1.6 billion of annual pre-tax cash flow, assuming WTI of US$50/bbl."

Elsewhere in the North Sea, we are evaluating development options for our Golden Eagle discovery. In addition we are drilling an appraisal well at Selkirk located on Block 22/22b. The pre-drill unrisked resource estimate is between 10 and 20 million boe. Results from this well are expected in the third quarter. We have a 38% operated working interest here. Additionally, we plan to drill an appraisal well at Bugle, and spud three exploration wells later this year.

LONG LAKE PROJECT UPDATE

At Long Lake, commissioning of our large steam generator units is underway. While we are experiencing delays in the start up of these units, all 81 SAGD well pairs (10 pads) are expected to be steaming by the end of August. As we circulate steam and heat up the reservoir to establish communication between the wells, we will start to produce bitumen. We expect bitumen production to ramp up to full rates over a 12 to 24 month period. While our initial steam-to-oil ratios will be high as we heat up the reservoir, we expect our steam-to-oil ratio to average approximately 3.0 over the project life.

Upgrader construction is approximately 90% complete and projected to start up late this year. Full production of premium synthetic crude oil is expected within 12 to 18 months of upgrader start up. Production capacity for the first phase of Long Lake is approximately 60,000 bbls/d (30,000 bbls/d net to Nexen) of premium synthetic crude. Our cost estimate for Phase 1 ranges from $5.0 to $5.3 billion ($2.5 to $2.65 billion net to Nexen).

"Long Lake is progressing well and we are committed to the safe and steady start up of all facilities," stated Fischer.

Phase 1 of Long Lake will develop approximately 10% of our 5.5 billion barrel recoverable resource using our patented process which significantly reduces our need to purchase natural gas, a key cost driver in competing technologies. This will result in a significant cost advantage for us. We plan to sequentially develop additional 60,000 bbls/d (30,000 bbls/d net to Nexen) phases using the same technology and design as Long Lake. The timing of Phase 2 sanctioning will depend on accumulating sufficient production history from Phase 1 and receiving additional clarity on fiscal and regulatory policies related to oil sands development and climate change.

ETTRICK DEVELOPMENT ON TRACK FOR FIRST OIL IN 2008

Our Ettrick field development in the North Sea continues to progress well and is approximately 70% complete. The project will consist of three production wells and one water injector tied back to a leased floating production, storage and offloading vessel (FPSO). The FPSO is designed to handle 30,000 bbls/d of oil, 35 mmcf/d of gas and to re-inject 55,000 bbls/d of water. Production from the field is expected to commence in mid 2008 with our share averaging approximately 9,000 boe/d for the year. We have an 80% operated working interest.

GULF OF MEXICO UPDATE

At our Wrigley development on Mississippi Canyon Block 506, we began producing early in the third quarter. We expect production to quickly ramp up to 60 mmcf/d (30 mmcf/d net to Nexen). We have a 50% non-operated interest.

At Aspen, we are completing a sidetrack well to exploit a number of deeper sands. We expect this well to come on stream in the third quarter. We have a 100% operated working interest at Aspen.

We are currently drilling our Vicksburg exploration well located on De Soto Canyon Block 353 in the Eastern Gulf. The pre-drill unrisked resource estimate is between 200 and 500 million boe. We expect to have drilling results late in the third quarter. We have a 25% non-operated working interest.

At Knotty Head located on Green Canyon Block 512, we are expecting to drill our next appraisal well in the first half of 2008. Our current estimate of resource for the field is between 200 and 500 million boe. We have a 25% operated interest in the field.

At Longhorn (previously named Ringo) located on Mississippi Canyon Block 546, we have an appraisal well planned later this year and at Alaminos Canyon Block 856 (Great White West), we are continuing to evaluate development options. We have non-operated working interests of 25% and 30% in these projects, respectively.

COALBED METHANE (CBM) DEVELOPMENT CONTINUES

Our Mannville CBM project in the Fort Assiniboine area of Alberta is currently producing approximately 24 mmcf/d. We expect this to double by year-end and continue to grow as we develop additional sections of land in the Corbett, Thunder and Doris fields using multiple-leg horizontal wells.

"We remain confident that we can achieve CBM production volumes of at least 150 mmcf/d by 2011," said Fischer.

OFFSHORE WEST AFRICA

The Usan field development, located in Nigeria on offshore Block OPL-222, continues to progress toward project sanction. The project will have the ability to process an average of 180,000 bbls/d of oil during the initial production plateau period through a new FPSO with a two million barrel storage capacity. We expect the Usan development to be formally sanctioned this year, at which time the major deep-water facilities and drilling contracts will be awarded. We have a 20% interest in exploration and development on this block.

EXPLORATION

Over the next 12 months or so, we expect to drill at least 18 exploration wells with the majority in the Gulf of Mexico and the UK North Sea. During the quarter, we were also awarded an additional two licences in the Norwegian North Sea.

QUARTERLY DIVIDEND

The Board of Directors has declared the regular quarterly dividend of $0.025 per common share payable October 1, 2007, to shareholders of record on September 10, 2007. Shareholders are advised that the dividend is an eligible dividend for Canadian Income Tax purposes.

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the North Sea, deep-water Gulf of Mexico, the Athabasca oil sands of Alberta, the Middle East and offshore West Africa. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity and environmental protection.

For further information, please contact:

MICHAEL J. HARRIS, CA
Vice President, Investor Relations
(403) 699-4688

LAVONNE ZDUNICH, CA
Analyst, Investor Relations
(403) 699-5821

SEAN NOE, P.ENG
Analyst, Investor Relations
(403) 699-4494

801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3P7
WWW.NEXENINC.COM

CONFERENCE CALL

Charlie   Fischer,   President   and  CEO,   and  Marvin   Romanow,   Executive
Vice President and CFO, will host a conference call to discuss our financial and operating results and expectations for the future.

Date:    July 12, 2007
Time:    7:00 a.m. Mountain Time (9:00 a.m. Eastern Time)

To listen to the conference call, please call one of the following:

416-641-6126 (Toronto)
866-542-4236 (North American toll-free)
800-8989-6323 (Global toll-free)

A replay of the call will be available for two weeks starting at 9:00 a.m. Mountain Time, by calling 416-695-5800 (Toronto) or 800-408-3053 (toll-free) passcode 3227304 followed by the pound sign. A live and on demand webcast of the conference call will be available at www.nexeninc.com/investors.

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SECTION 21E OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. SUCH STATEMENTS ARE GENERALLY IDENTIFIABLE BY THE TERMINOLOGY USED SUCH AS "INTEND", "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK" OR OTHER SIMILAR WORDS, AND INCLUDE STATEMENTS RELATING TO EXPECTED FULL YEAR PRODUCTION, CASH FLOW AND CAPITAL EXPENDITURES AS WELL AS FUTURE PRODUCTION ASSOCIATED WITH OUR COALBED METHANE, LONG LAKE, SYNCRUDE, NORTH SEA, GULF OF MEXICO, WEST AFRICA PROJECTS AND OTHER PROJECTS.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; OUR ABILITY TO EXPLORE, DEVELOP, PRODUCE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; VOLATILITY IN ENERGY TRADING MARKETS; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS IN WHICH WE CARRY ON BUSINESS; GOVERNMENTAL ACTIONS THAT INCREASE TAXES OR ROYALTIES, CHANGE ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS; RENEGOTIATIONS OF CONTRACTS; RESULTS OF LITIGATION, ARBITRATION OR REGULATORY PROCEEDINGS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY TERRORISTS, INSURGENT OR OTHER GROUPS, OR OTHER ARMED CONFLICT, INCLUDING CONFLICT BETWEEN STATES. THE IMPACT OF ANY ONE RISK, UNCERTAINTY OR FACTOR ON A PARTICULAR

FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS THESE FACTORS ARE INTERDEPENDENT, AND MANAGEMENT'S FUTURE COURSE OF ACTION WOULD DEPEND ON OUR ASSESSMENT OF ALL INFORMATION AT THAT TIME. ANY STATEMENTS AS TO POSSIBLE FUTURE CRUDE OIL, NATURAL GAS OR CHEMICALS PRICES, FUTURE PRODUCTION LEVELS, FUTURE COST RECOVERY OIL REVENUES FROM OUR YEMEN OPERATIONS, FUTURE CAPITAL EXPENDITURES AND THEIR ALLOCATION TO EXPLORATION AND DEVELOPMENT ACTIVITIES, FUTURE ASSET DISPOSITIONS, FUTURE SOURCES OF FUNDING FOR OUR CAPITAL PROGRAM, FUTURE DEBT LEVELS, POSSIBLE COMMERCIALITY, DEVELOPMENT PLANS OR CAPACITY EXPANSIONS, FUTURE ABILITY TO EXECUTE DISPOSITIONS OF ASSETS OR BUSINESSES, FUTURE CASH FLOWS AND THEIR USES, FUTURE DRILLING OF NEW WELLS, ULTIMATE
RECOVERABILITY OF RESERVES, EXPECTED FINDING AND DEVELOPMENT COSTS, EXPECTED OPERATING COSTS, FUTURE DEMAND FOR CHEMICALS PRODUCTS, FUTURE EXPENDITURES AND FUTURE ALLOWANCES RELATING TO ENVIRONMENTAL MATTERS AND DATES BY WHICH CERTAIN AREAS WILL BE DEVELOPED OR WILL COME ON STREAM, AND CHANGES IN ANY OF THE FOREGOING ARE FORWARD-LOOKING STATEMENTS.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. READERS SHOULD ALSO REFER TO ITEMS 1A AND 7A IN OUR 2006 ANNUAL REPORT ON FORM 10-K FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO US INVESTORS - THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PERMITS OIL AND GAS COMPANIES, IN THEIR FILINGS WITH THE SEC, TO DISCUSS ONLY PROVED RESERVES THAT ARE SUPPORTED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. IN THIS PRESS RELEASE, WE MAY REFER TO "RECOVERABLE RESERVES", "PROBABLE RESERVES" AND "RECOVERABLE RESOURCES" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. OUR RESERVES AND RELATED PERFORMANCE MEASURES REPRESENT OUR WORKING INTEREST BEFORE ROYALTIES, UNLESS OTHERWISE INDICATED. PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.

IN ADDITION, UNDER SEC REGULATIONS, THE SYNCRUDE OIL SANDS OPERATIONS ARE CONSIDERED MINING ACTIVITIES RATHER THAN OIL AND GAS ACTIVITIES. PRODUCTION, RESERVES AND RELATED MEASURES IN THIS RELEASE INCLUDE RESULTS FROM THE COMPANY'S SHARE OF SYNCRUDE.

CAUTIONARY NOTE TO CANADIAN INVESTORS - NEXEN IS REQUIRED TO DISCLOSE OIL AND GAS ACTIVITIES UNDER NATIONAL INSTRUMENT 51-101-- STANDARDS OF DISCLOSURE FOR OIL AND GAS ACTIVITIES (NI 51-101). HOWEVER, THE CANADIAN SECURITIES REGULATORY AUTHORITIES (CSA) HAVE GRANTED US EXEMPTIONS FROM CERTAIN PROVISIONS OF NI 51-101 TO PERMIT US STYLE DISCLOSURE. THESE EXEMPTIONS WERE SOUGHT BECAUSE WE ARE A US SECURITIES AND EXCHANGE COMMISSION (SEC) REGISTRANT AND OUR SECURITIES REGULATORY DISCLOSURES, INCLUDING FORM 10-K AND OTHER RELATED FORMS, MUST COMPLY WITH SEC REQUIREMENTS. OUR DISCLOSURES MAY DIFFER FROM THOSE CANADIAN COMPANIES WHO HAVE NOT RECEIVED SIMILAR EXEMPTIONS UNDER NI 51-101.

PLEASE READ THE "SPECIAL NOTE TO CANADIAN INVESTORS" IN ITEM 7A IN OUR 2006 ANNUAL REPORT ON FORM 10-K, FOR A SUMMARY OF THE EXEMPTION GRANTED BY THE CSA AND THE MAJOR DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101. THE SUMMARY IS NOT INTENDED TO BE ALL-INCLUSIVE OR TO CONVEY SPECIFIC ADVICE. RESERVE ESTIMATION IS HIGHLY TECHNICAL AND REQUIRES PROFESSIONAL COLLABORATION AND JUDGMENT. THE DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101 MAY BE MATERIAL.

OUR PROBABLE RESERVES DISCLOSURE APPLIES THE SOCIETY OF PETROLEUM ENGINEERS/WORLD PETROLEUM COUNCIL (SPE/WPC) DEFINITION FOR PROBABLE RESERVES. THE CANADIAN OIL AND GAS EVALUATION HANDBOOK STATES THERE SHOULD NOT BE A SIGNIFICANT DIFFERENCE IN ESTIMATED PROBABLE RESERVE QUANTITIES USING THE SPE/WPC DEFINITION VERSUS NI 51-101.

IN THIS PRESS RELEASE, WE REFER TO OIL AND GAS IN COMMON UNITS CALLED BARREL OF OIL EQUIVALENT (BOE). A BOE IS DERIVED BY CONVERTING SIX THOUSAND CUBIC FEET OF GAS TO ONE BARREL OF OIL (6MCF:1BBL). THIS CONVERSION MAY BE MISLEADING, PARTICULARLY IF USED IN ISOLATION, SINCE THE 6MCF:1BBL RATIO IS BASED ON AN ENERGY EQUIVALENCY AT THE BURNER TIP AND DOES NOT REPRESENT THE VALUE EQUIVALENCY AT THE WELL HEAD.

NEXEN INC.
FINANCIAL HIGHLIGHTS
                                                                        Three Months                      Six Months
                                                                        Ended June 30                     Ended June 30
(Cdn$ millions)                                                      2007          2006                2007           2006
----------------------------------------------------------------------------------------------------------------------------
Net Sales                                                            1,399         1,039              2,539          2,019
Cash Flow from Operations                                              913           729              1,511          1,402
     Per Common Share ($/share) (1)                                   1.73          1.39               2.87           2.68
Net Income                                                             368           408                489            325
     Per Common Share ($/share) (1)                                   0.70          0.78               0.93           0.62
Capital Investment, including Acquisitions (2)                         819           876              1,630          1,629
Net Debt (3)                                                         4,755         3,930              4,755          3,930
Common Shares Outstanding (millions of shares) (1)                   527.1         524.3              527.1          524.3
                                                                  ----------------------------------------------------------

------------
(1) Restated to reflect a two-for-one stock split in the second quarter of 2007.
(2) Includes oil and gas development, exploration, and expenditures for other property, plant and equipment.
(3) Net Debt is defined as long-term debt and short-term borrowings, less cash and cash equivalents.

CASH FLOW FROM OPERATIONS (1)
                                                                       Three Months                       Six Months
                                                                       Ended June 30                     Ended June 30
(Cdn$ millions)                                                     2007          2006                 2007          2006
----------------------------------------------------------------------------------------------------------------------------
Oil & Gas and Syncrude
     Yemen (2)                                                       182           244                  340            465
     Canada                                                           51            78                   95            132
     United States                                                   113           132                  246            274
     United Kingdom                                                  562           189                  853            302
     Other Countries                                                  25            29                   32             50
     Marketing                                                        70            69                   71            244
     Syncrude                                                         60            65                  127             90
                                                                ------------------------------------------------------------
                                                                   1,063           806                1,764          1,557
Chemicals                                                             18            24                   36             46
                                                                ------------------------------------------------------------
                                                                   1,081           830                1,800          1,603
Interest and Other Corporate Items                                   (82)          (46)                (187)          (104)
Income Taxes (3)                                                     (86)          (55)                (102)           (97)
                                                                ------------------------------------------------------------
Cash Flow from Operations (1)                                        913           729                1,511          1,402
                                                                ============================================================

------------
(1) Defined as cash flow from operating activities before changes in non-cash working capital and other. We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt. Cash flow from operations may not be comparable with the calculation of similar measures for other companies.

   RECONCILIATION OF CASH FLOW FROM OPERATIONS                           Three Months                      Six Months
                                                                         Ended June 30                   Ended June 30
   (Cdn$ millions)                                                    2007           2006             2007          2006
   -----------------------------------------------------------------------------------------------------------------------
   Cash Flow from Operating Activities                                 582            374            1,030         1,108
   Changes in Non-Cash Working Capital                                 304            377              272           304
   Other                                                                34             (4)             223            27
   Amortization of Premium for Crude Oil Put Options                    (7)           (18)             (14)          (37)
                                                                 ---------------------------------------------------------
   Cash Flow from Operations                                           913            729            1,511         1,402
                                                                 =========================================================

   Weighted-average Number of Common Shares
        Outstanding (millions of shares)                             527.0          524.2            526.5         523.8
                                                                 ---------------------------------------------------------
   Cash Flow from Operations Per Common Share ($/share)               1.73           1.39             2.87          2.68
                                                                 =========================================================

------------
(2) After in-country cash taxes of $65 million for the three months ended June 30, 2007 (2006 - $81 million) and $109 million for the six months ended June 30, 2007 (2006 - $148 million).
(3)  Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES) (1)

                                                                           Three Months                       Six Months
                                                                           Ended June 30                     Ended June 30
                                                                         2007          2006               2007          2006
-----------------------------------------------------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     Yemen                                                               73.3          95.2               75.2          98.8
     Canada                                                              17.2          20.6               17.5          21.4
     United States                                                       16.0          17.8               18.8          18.5
     United Kingdom                                                      85.6          17.2               70.7          16.5
     Other Countries                                                      6.2           6.6                6.0           6.2
   Syncrude (2)                                                          19.0          17.4               20.2          16.1
                                                                 ------------------------------------------------------------
                                                                        217.3         174.8              208.4         177.5
                                                                 ------------------------------------------------------------
Natural Gas (mmcf/d)
     Canada                                                               116           104                117           105
     United States                                                         86           107                 93           114
     United Kingdom                                                        14            32                 14            27
                                                                 ------------------------------------------------------------
                                                                          216           243                224           246
                                                                 ------------------------------------------------------------

Total Production (mboe/d)                                                 253           215                246           219
                                                                 ============================================================

PRODUCTION VOLUMES (AFTER ROYALTIES)

                                                                           Three Months                       Six Months
                                                                           Ended June 30                     Ended June 30
                                                                         2007          2006               2007          2006
-----------------------------------------------------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     Yemen                                                               41.6          52.3               43.3          53.0
     Canada                                                              13.4          16.2               13.8          17.0
     United States                                                       14.2          15.6               16.8          16.3
     United Kingdom                                                      85.6          17.2               70.7          16.5
     Other Countries                                                      5.7           6.0                5.5           5.7
   Syncrude (2)                                                          16.4          15.7               17.6          14.5
                                                                 ------------------------------------------------------------
                                                                        176.9         123.0              167.7         123.0
                                                                 ------------------------------------------------------------
Natural Gas (mmcf/d)
     Canada                                                                97            88                 96            89
     United States                                                         74            91                 80            97
     United Kingdom                                                        14            32                 14            27
                                                                 ------------------------------------------------------------
                                                                          185           211                190           213
                                                                 ------------------------------------------------------------

Total Production (mboe/d)                                                 208           158                199           159
                                                                 ============================================================

------------
Notes:
(1) We have presented production volumes before royalties as we measure our performance on this basis consistent with other Canadian oil and gas companies.
(2)  Considered a mining operation for US reporting purposes.

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                                                                            TOTAL
                                              Quarters - 2007                                Quarters - 2006                YEAR
                                            --------------------------------|--------------------------------------------|--------
(all dollar amounts in Cdn$ unless noted)                  1st       2nd    |      1st       2nd        3rd        4th   |   2006
----------------------------------------------------------------------------|--------------------------------------------|--------
PRICES:                                                                     |
WTI Crude Oil (US$/bbl)                                  58.16     65.03    |    63.48      70.70      70.48      60.21     66.22
Nexen Average - Oil (Cdn$/bbl)                           61.69     72.27    |    63.11      72.90      73.06      60.89     67.50
NYMEX Natural Gas (US$/mmbtu)                             7.18      7.66    |     7.87       6.67       6.14       7.26      6.99
Nexen Average - Gas (Cdn$/mcf)                            7.58      7.52    |     8.71       6.68       6.39       6.84      7.18
----------------------------------------------------------------------------|-----------------------------------------------------
                                                                            |
NETBACKS:                                                                   |
CANADA - HEAVY OIL                                                          |
Sales (mbbls/d)                                           17.8      17.2    |     21.9       20.1       19.0       18.3      19.8
                                                                            |
Price Received ($/bbl)                                   41.71     41.89    |    30.00      51.67      52.95      37.61     42.79
Royalties & Other                                         9.16      9.52    |     6.25      11.38      12.55       8.43      9.58
Operating Costs                                          13.65     15.14    |    11.47      11.66      12.61      12.98     12.15
----------------------------------------------------------------------------|-----------------------------------------------------
Netback                                                  18.90     17.23    |    12.28      28.63      27.79      16.20     21.06
----------------------------------------------------------------------------|-----------------------------------------------------
CANADA - NATURAL GAS                                                        |
Sales (mmcf/d)                                             118       116    |      106        104        106        118       108
                                                                            |
Price Received ($/mcf)                                    7.16      7.06    |     7.65       6.21       5.78       6.37      6.49
Royalties & Other                                         1.26      1.09    |     1.17       0.89       0.90       0.98      0.97
Operating Costs                                           1.59      1.81    |     1.27       1.33       1.33       1.64      1.38
----------------------------------------------------------------------------|-----------------------------------------------------
Netback                                                   4.31      4.16    |     5.21       3.99       3.55       3.75      4.14
----------------------------------------------------------------------------|-----------------------------------------------------
YEMEN                                                                       |
Sales (mbbls/d)                                           77.5      72.7    |    102.6       94.5       88.8       85.1      92.7
                                                                            |
Price Received ($/bbl)                                   63.02     77.34    |    68.32      76.86      76.08      64.90     71.57
Royalties & Other                                        28.17     33.84    |    32.73      34.60      34.80      26.76     32.32
Operating Costs                                           6.07      6.29    |     3.88       4.39       4.53       5.11      4.45
In-country Taxes                                          6.38      9.89    |     7.20       9.46       9.29       7.94      8.45
----------------------------------------------------------------------------|-----------------------------------------------------
Netback                                                  22.40     27.32    |    24.51      28.41      27.46      25.09     26.35
----------------------------------------------------------------------------|-----------------------------------------------------
SYNCRUDE                                                                    |
Sales (mbbls/d)                                           21.4      19.0    |     14.8       17.4       20.5       21.9      18.7
                                                                            |
Price Received ($/bbl)                                   70.03     77.12    |    69.95      79.50      77.53      63.37     72.32
Royalties & Other                                         8.26     10.33    |     6.68       7.95       8.54       4.79      6.93
Operating Costs                                          24.40     29.91    |    40.12      27.84      21.69      24.42     27.53
----------------------------------------------------------------------------|-----------------------------------------------------
Netback                                                  37.37     36.88    |    23.15      43.71      47.30      34.16     37.86
----------------------------------------------------------------------------|-----------------------------------------------------

------------
(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
OIL AND GAS CASH NETBACK (1) (CONTINUED)

                                                                                                                            TOTAL
                                              Quarters - 2007                                Quarters - 2006                YEAR
                                            -------------------------------|--------------------------------------------|--------
(all dollar amounts in Cdn$ unless noted)                 1st       2nd    |       1st       2nd        3rd       4th   |   2006
---------------------------------------------------------------------------|--------------------------------------------|--------
UNITED STATES                                                              |
Crude Oil:                                                                 |
   Sales (mbbls/d)                                       21.6      16.0    |      19.3      17.8        16.7       14.6      17.0
   Price Received ($/bbl)                               58.49     68.18    |     63.73     70.23       70.23      58.09     65.80
Natural Gas:                                                               |
   Sales (mmcf/d)                                         101        86    |       120       107         105        111       111
   Price Received ($/mcf)                                8.58      8.85    |      9.06      7.51        7.18       7.56      7.86
Total Sales Volume (mboe/d)                              38.4      30.4    |      39.3      35.6        34.1       33.0      35.5
                                                                           |
Price Received ($/boe)                                  55.44     61.04    |     58.97     57.60       56.35      50.97     56.12
Royalties & Other                                        6.78      7.71    |      7.96      7.62        7.42       7.06      7.53
Operating Costs                                          8.11      9.46    |      8.47      7.00        8.42       8.78      8.17
---------------------------------------------------------------------------|-----------------------------------------------------
Netback                                                 40.55     43.87    |     42.54     42.98       40.51      35.13     40.42
---------------------------------------------------------------------------|-----------------------------------------------------
UNITED KINGDOM                                                             |
Crude Oil:                                                                 |
   Sales (mbbls/d)                                       58.8      87.2    |      17.6      17.9        13.8       16.2      16.3
   Price Received ($/bbl)                               64.33     74.07    |     69.02     73.24       77.73      65.67     71.19
Natural Gas:                                                               |
   Sales (mmcf/d)                                          13        13    |        24        29          10         15        19
   Price Received ($/mcf)                                3.87      3.32    |     11.82      5.52        5.57       5.52      7.43
Total Sales Volume (mboe/d)                              60.8      89.3    |      21.5      22.8        15.4       18.6      19.6
                                                                           |
Price Received ($/boe)                                  62.92     72.75    |     69.37     64.59       73.13      61.38     66.81
Royalties & Other                                           -         -    |         -         -           -          -         -
Operating Costs                                          9.60      6.59    |     11.24      9.59       15.12      10.18     11.28
---------------------------------------------------------------------------|-----------------------------------------------------
Netback                                                 53.32     66.16    |     58.13     55.00       58.01      51.20     55.53
---------------------------------------------------------------------------|-----------------------------------------------------
OTHER COUNTRIES                                                            |
Sales (mbbls/d)                                           5.8       6.2    |       5.8       6.6         6.7        6.0       6.3
                                                                           |
Price Received ($/bbl)                                  59.81     68.04    |     58.81     69.63       74.05      60.22     66.09
Royalties & Other                                        4.80      5.62    |      4.71      5.92        6.33       4.89      5.51
Operating Costs                                          2.97      3.39    |      2.27      2.74        2.55       3.93      2.87
---------------------------------------------------------------------------|-----------------------------------------------------
Netback                                                 52.04     59.03    |     51.83     60.97       65.17      51.40     57.71
---------------------------------------------------------------------------|-----------------------------------------------------
                                                                           |
COMPANY-WIDE                                                               |
Oil and Gas Sales (mboe/d)                              241.5     254.1    |     223.5     214.5       202.1      202.6     210.6
                                                                           |
Price Received ($/boe)                                  59.13     68.48    |     61.11     66.78       66.82      56.95     62.92
Royalties & Other                                       12.26     12.65    |     18.04     18.95       19.25      14.38     17.68
Operating Costs                                          9.67      9.41    |      8.78      8.21        8.72       9.40      8.77
In-country Taxes                                         2.05      2.83    |      3.31      4.17        4.08       3.33      3.72
---------------------------------------------------------------------------|-----------------------------------------------------
Netback                                                 35.15     43.59    |     30.98     35.45       34.77      29.84     32.75
---------------------------------------------------------------------------|-----------------------------------------------------

------------
(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
Cdn$ millions, except per share amounts

                                                                                 Three Months                    Six Months
                                                                                 Ended June 30                 Ended June 30
                                                                              2007          2006            2007          2006
-------------------------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
    Net Sales                                                                1,399         1,039           2,539         2,019
    Marketing and Other (Note 13)                                              299           376             547           802
                                                                            --------------------------------------------------
                                                                             1,698         1,415           3,086         2,821
                                                                            --------------------------------------------------
EXPENSES
    Operating                                                                  289           223             579           473
    Depreciation, Depletion, Amortization and Impairment                       360           260             694           526
    Transportation and Other                                                   210           203             456           463
    General and Administrative                                                  38           108             240           328
    Exploration                                                                105            46             154           149
    Interest (Note 6)                                                           46            11              94            20
                                                                            --------------------------------------------------
                                                                             1,048           851           2,217         1,959
                                                                            --------------------------------------------------

INCOME BEFORE INCOME TAXES                                                     650           564             869           862
                                                                            --------------------------------------------------

PROVISION FOR INCOME TAXES
    Current                                                                    151           136             211           245
    Future                                                                     126            14             161           283
                                                                            --------------------------------------------------
                                                                               277           150             372           528
                                                                            --------------------------------------------------

NET INCOME BEFORE NON-CONTROLLING INTERESTS                                    373           414             497           334
    Less: Net Income Attributable to Non-Controlling Interests                  (5)           (6)             (8)           (9)
                                                                            --------------------------------------------------

NET INCOME                                                                     368           408             489           325
                                                                            ==================================================

EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 11)                                                           0.70          0.78            0.93          0.62
                                                                            ==================================================

    Diluted (Note 11)                                                         0.68          0.76            0.91          0.61
                                                                            ==================================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET
Cdn$ millions, except share amounts

                                                                                          June 30           December 31
                                                                                             2007                  2006
------------------------------------------------------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Cash Equivalents                                                               158                   101
      Restricted Cash and Margin Deposits                                                      96                   197
      Accounts Receivable (Note 2)                                                          2,861                 2,951
      Inventories and Supplies (Note 3)                                                       857                   786
      Future Income Tax Assets                                                                277                   479
      Other                                                                                    51                    67
                                                                                    ------------------------------------
         Total Current Assets                                                               4,300                 4,581
                                                                                    ------------------------------------

    PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion, Amortization
         and Impairment of $6,502 (December 31, 2006 - $6,399)                             12,147                11,739
    FUTURE INCOME TAX ASSETS                                                                   78                   141
    DEFERRED CHARGES AND OTHER ASSETS (Note 4)                                                321                   318
    GOODWILL                                                                                  348                   377
                                                                                    ------------------------------------
TOTAL ASSETS                                                                               17,194                17,156
                                                                                    ====================================

LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Short-Term Borrowings (Note 6)                                                           61                   158
      Accounts Payable and Accrued Liabilities                                              3,665                 3,879
      Accrued Interest Payable                                                                 65                    55
      Dividends Payable                                                                        13                    13
                                                                                    ------------------------------------
         Total Current Liabilities                                                          3,804                 4,105
                                                                                    ------------------------------------

    LONG-TERM DEBT (Note 6)                                                                 4,852                 4,673
    FUTURE INCOME TAX LIABILITIES                                                           2,274                 2,468
    ASSET RETIREMENT OBLIGATIONS (Note 7)                                                     690                   683
    DEFERRED CREDITS AND OTHER LIABILITIES (Note 8)                                           421                   516
    NON-CONTROLLING INTERESTS                                                                  73                    75

    SHAREHOLDERS' EQUITY (Note 10)
      Common Shares, no par value
        Authorized:                Unlimited
        Outstanding:               2007 - 527,149,918 shares
                                   2006 - 525,026,412 shares                                  893                   821
      Contributed Surplus                                                                       5                     4
      Retained Earnings                                                                     4,435                 3,972
      Accumulated Other Comprehensive Income (Note 1)                                        (253)                 (161)
                                                                                    ------------------------------------
         Total Shareholders' Equity                                                         5,080                 4,636
                                                                                    ------------------------------------
    COMMITMENTS, CONTINGENCIES AND GUARANTEES (Note 14)

                                                                                    ------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                 17,194                17,156
                                                                                    ====================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
Cdn$ millions

                                                                               Three Months                  Six Months
                                                                               Ended June 30                Ended June 30
                                                                            2007          2006            2007         2006
------------------------------------------------------------------------------------------------------------------------------
 OPERATING ACTIVITIES
    Net Income                                                               368           408             489          325
    Charges and Credits to Income not Involving Cash (Note 12)               447           293             882          965
    Exploration Expense                                                      105            46             154          149
    Changes in Non-Cash Working Capital (Note 12)                           (304)         (377)           (272)        (304)
    Other                                                                    (34)            4            (223)         (27)
                                                                       --------------------------------------------------------
                                                                             582           374           1,030        1,108

FINANCING ACTIVITIES
    Proceeds from Long-Term Notes                                          1,660             -           1,660            -
    Proceeds from (Repayment of) Term Credit Facilities, Net              (1,321)          417            (955)         413
    Proceeds from Term Credit Facilities of Canexus                           15             -              33            -
    Proceeds from (Repayment of) Short-Term Borrowings, Net                  (44)           50             (92)          85
    Dividends on Common Shares (Note 10)                                     (13)          (13)            (26)         (26)
    Issue of Common Shares and Exercise of Stock Options                      11            24              40           37
    Other                                                                    (28)           (7)            (35)         (14)
                                                                       --------------------------------------------------------
                                                                             280           471             625          495

INVESTING ACTIVITIES
    Capital Expenditures
      Exploration and Development                                           (747)         (767)         (1,537)      (1,486)
      Proved Property Acquisitions                                           (45)            -             (46)          (3)
      Chemicals, Corporate and Other                                         (27)          (52)            (47)         (62)
    Business Acquisitions, Net of Cash Acquired                                -           (57)              -          (78)
    Proceeds on Disposition of Assets                                          -            25               -           25
    Changes in Restricted Cash and Margin Deposits                            66            66              82           12
    Changes in Non-Cash Working Capital (Note 12)                             16            36              44           59
    Other                                                                    (10)          (11)            (14)          (4)
                                                                       --------------------------------------------------------
                                                                            (747)         (760)         (1,518)      (1,537)


EFFECT OF EXCHANGE RATE CHANGES ON CASH
    AND CASH EQUIVALENTS                                                     (67)          (29)            (80)         (28)
                                                                       --------------------------------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                                         48            56              57           38

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                              110            30             101           48
                                                                       --------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                    158            86             158           86
                                                                       ========================================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
Cdn$ millions

                                                                                    Three Months                  Six Months
                                                                                   Ended June 30                 Ended June 30
                                                                                2007           2006             2007        2006
---------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES
    Balance at Beginning of Period                                               866            763              821         732
      Issue of Common Shares                                                       4             21               25          26
      Proceeds from Options Exercised for Shares                                   7              3               15          11
      Accrued Liability Relating to Options Exercised for Shares                  16             12               32          30
                                                                        ---------------------------------------------------------
    Balance at End of Period                                                     893            799              893         799
                                                                        =========================================================

CONTRIBUTED SURPLUS
    Balance at Beginning of Period                                                 4              2                4           2
      Stock-Based Compensation Expense                                             1              1                1           1
                                                                        ---------------------------------------------------------
    Balance at End of Period                                                       5              3                5           3
                                                                        =========================================================

RETAINED EARNINGS
    Balance at Beginning of Period                                             4,080          3,327            3,972       3,423
      Net Income                                                                 368            408              489         325
      Dividends on Common Shares                                                 (13)           (13)             (26)        (26)
                                                                        ---------------------------------------------------------
    Balance at End of Period                                                   4,435          3,722            4,435       3,722
                                                                        =========================================================

ACCUMULATED OTHER COMPREHENSIVE INCOME
    Balance at Beginning of Period                                              (167)          (167)            (161)          -
      Opening Cumulative Foreign Currency Translation Adjustment                   -              -               -          (161)
      (Note 1)
      Opening Derivatives Designated as Cash Flow Hedges (Note 1)                  -              -               61           -
      Other Comprehensive Income                                                 (86)           (63)            (153)         (69)
                                                                        ---------------------------------------------------------
    Balance at End of Period                                                    (253)          (230)            (253)        (230)
                                                                        =========================================================

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
Cdn$ millions
                                                                                   Three Months                    Six Months
                                                                                   Ended June 30                  Ended June 30
                                                                                2007           2006             2007        2006
---------------------------------------------------------------------------------------------------------------------------------
    Net Income                                                                   368           408               489        325
    Other Comprehensive Income, Net of Income Taxes:
      Foreign Currency Translation Adjustment:
        Net Losses on Investment in Self-Sustaining Foreign Operations          (437)         (220)             (495)      (218)
        Net Gains on Hedges of Self-Sustaining Foreign Operations (1)            353           154               403        147
        Realized Translation Adjustments Recognized in Net Income (2)             (2)            3                 -          2
      Cash Flow Hedges:
        Realized Mark to Market Gains Recognized in Net Income                     -             -               (61)         -
                                                                        ---------------------------------------------------------
      Other Comprehensive Income                                                 (86)          (63)             (153)       (69)
                                                                        ---------------------------------------------------------
    Comprehensive Income                                                         282           345               336        256
                                                                        =========================================================

------------
(1) Net of income taxes for the three months ended June 30 of $57 million (2006 - $19 million) and for the six months ended June 30 of $66 million (2006 - $18 million).
(2)  Net of income taxes for the three months ended June 30 of $1 million (2006
     - nil) and six months ended June 30 of $nil (2006 - $nil).

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions except as noted

1.   ACCOUNTING POLICIES

Our Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The impact of significant differences between Canadian and United States (US) GAAP on the Unaudited Consolidated Financial Statements is disclosed in Note 16. In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at June 30, 2007 and the results of our operations and our cash flows for the three and six months ended June 30, 2007 and 2006.

We make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Our management reviews these estimates, including those related to accruals, litigation, environmental and asset retirement obligations, income taxes, derivative contract assets and liabilities and determination of proved reserves, on an ongoing basis. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. The results of operations and cash flows for the three and six months ended June 30, 2007 are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2007.

These Unaudited Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements included in our 2006 Annual Report on Form 10-K. Except as described below, the accounting policies we follow are described in Note 1 of the Audited Consolidated Financial Statements included in our 2006 Annual Report on Form 10-K.

CHANGE IN ACCOUNTING POLICIES
On January 1, 2007, we adopted the following new accounting standards issued by the Canadian Accounting Standards Board (AcSB): FINANCIAL INSTRUMENTS--RECOGNITION AND MEASUREMENT (Section 3855), HEDGES (Section 3865) and COMPREHENSIVE INCOME (Section 1530).

FINANCIAL INSTRUMENTS--RECOGNITION AND MEASUREMENT
Section 3855 requires all financial assets and liabilities to be carried at fair value in the Unaudited Consolidated Balance Sheet with the exception of loans and receivables, investments that are intended to be held to maturity and non-trading financial liabilities which are to be carried at cost or amortized cost.

Realized and unrealized gains and losses on financial assets and liabilities carried at fair value are recognized in the Unaudited Consolidated Statement of Income in the periods such gains and losses arise. Transaction costs related to these financial assets and liabilities are included in the Unaudited Consolidated Statement of Income when incurred. Unrealized gains and losses on financial assets and liabilities carried at cost or amortized cost are recognized in the Unaudited Consolidated Statement of Income when these assets or liabilities settle.

We hold financial instruments that were carried at fair value prior to the adoption of Section 3855 as described in Note 9. The valuation methods we use to determine the fair value of these financial instruments remain unchanged. Financial instruments we carry at cost or amortized cost include our accounts receivable, accounts payable, short-term and long-term debt. Upon adopting
Section 3855 with respect to the amortized cost using the effective interest rate method of our long-term debt, we have reclassed deferred financing costs previously included in deferred charges and other assets as unamortized debt issue costs which reduce the carrying value of our long-term debt.

HEDGES
Section 3865 prescribes new standards for hedge accounting.

For cash flow hedges, changes in the fair value of a financial instrument designated as a cash flow hedge are recognized in the Unaudited Consolidated Statement of Income in the same period as the hedged item. Any fair value change in the financial instrument before that period is recognized on the Unaudited Consolidated Balance Sheet. The effective portion of this fair value change is recognized in other comprehensive income with any ineffectiveness recognized in the Unaudited Consolidated Statement of Income during the period of change.

For fair value hedges, both the financial instrument designated as a fair value hedge and the underlying commitment are recognized on the Unaudited Consolidated Balance Sheet at fair value. Changes in the fair value of both are reflected in the Unaudited Consolidated Statement of Income.

Adoption of these new standards for hedge accounting required us to record unrealized mark to market gains on cash flow hedges that were previously not included on our Unaudited Consolidated Balance Sheet at December 31, 2006 as an adjustment to the opening balance of accumulated other comprehensive income (see Note 9).

COMPREHENSIVE INCOME
Section 1530 provides for a new Statement of Comprehensive Income and establishes accumulated other comprehensive income as a separate component of shareholders' equity. The Unaudited Consolidated Statement of Comprehensive Income reflects changes in accumulated other comprehensive income and includes the effective portion of changes in the fair value of financial instruments designated as cash flow hedges, as well as changes in foreign currency translation amounts arising in respect of self-sustaining foreign operations together with the impact of any related hedges. Amounts included in accumulated other comprehensive income are reclassified to the Unaudited Consolidated Statement of Income when realized. On adoption of Section 1530, cumulative foreign currency translation adjustments relating to our self-sustaining foreign operations were reclassed to accumulated other comprehensive income and comparative amounts have been restated.

We adopted these standards prospectively. Comparative amounts for prior periods have not been restated with the exception of amounts related to cumulative foreign currency translation adjustments. Adoption of these standards as at January 1, 2007 had the following impact on our Unaudited Consolidated Balance
Sheet:

                                                                                                                  January 1, 2007
                                                                                                               Increase/(Decrease)
-----------------------------------------------------------------------------------------------------------------------------------
To Include Unrealized Mark to Market Gains on Cash Flow Hedges at December 31, 2006:
    Accounts Receivable                                                                                                        25
    Accounts Payable and Accrued Liabilities                                                                                  (65)
    Future Income Tax Liabilities                                                                                              29
    Accumulated Other Comprehensive Income                                                                                     61

To Include Cumulative Foreign Currency Translation in Accumulated Other Comprehensive Income:
    Cumulative Foreign Currency Translation Adjustment                                                                        161
    Accumulated Other Comprehensive Income                                                                                   (161)

To Include Unamortized Debt Issue Costs with Long-Term Debt:
    Deferred Charges and Other Assets                                                                                         (59)
    Long-Term Debt                                                                                                            (59)
                                                                                                 ---------------------------------
2.   ACCOUNTS RECEIVABLE

                                                                                                   June 30           December 31
                                                                                                      2007                  2006
---------------------------------------------------------------------------------------------------------------------------------
Trade
    Marketing                                                                                         2,006                 2,226
    Oil and Gas                                                                                         705                   600
    Chemicals and Other                                                                                  63                    58
                                                                                                 ---------------------------------
                                                                                                      2,774                 2,884
Non-Trade                                                                                                99                    80
                                                                                                 ---------------------------------
                                                                                                      2,873                 2,964
Allowance for Doubtful Receivables                                                                      (12)                  (13)
                                                                                                 ---------------------------------
Total                                                                                                 2,861                 2,951
                                                                                                 =================================

3.   INVENTORIES AND SUPPLIES

                                                                                                      June 30         December 31
                                                                                                         2007                2006
---------------------------------------------------------------------------------------------------------------------------------
Finished Products
    Marketing                                                                                             722                 609
    Oil and Gas                                                                                             2                  21
    Chemicals and Other                                                                                    12                  14
                                                                                                  -------------------------------
                                                                                                          736                 644
Work in Process                                                                                             6                   5
Field Supplies                                                                                            115                 137
                                                                                                  -------------------------------
Total                                                                                                     857                 786
                                                                                                  ===============================
4.   DEFERRED CHARGES AND OTHER ASSETS

                                                                                                      June 30         December 31
                                                                                                         2007                2006
-----------------------------------------------------------------------------------------------------------------------------------
Long-Term Marketing Derivative Contracts (Note 9)                                                         208                 153
Deferred Financing Costs (Note 1)                                                                           -                  59
Asset Retirement Remediation Fund                                                                          14                  13
Crude Oil Put Options (Note 9)                                                                             23                  19
Other                                                                                                      76                  74
                                                                                                  ---------------------------------
Total                                                                                                     321                 318
                                                                                                  =================================

5.   SUSPENDED WELL COSTS

The following table shows the changes in capitalized exploratory well costs during the six month period ended June 30, 2007 and the year ended December 31, 2006, and does not include amounts that were initially capitalized and subsequently expensed in the same period.

                                                                                   Six Months Ended                   Year Ended
                                                                                            June 30                  December 31
                                                                                               2007                         2006
-----------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                                  226                          252
    Additions to Capitalized Exploratory Well Costs Pending the
      Determination of Proved Reserves                                                           77                          129
    Capitalized Exploratory Well Costs Charged to Expense                                       (22)                         (70)
    Transfers to Wells, Facilities and Equipment Based on
      Determination of Proved Reserves                                                           (8)                         (84)
    Effects of Foreign Exchange                                                                 (18)                          (1)
                                                                                           ---------------------------------------
Balance at End of Period                                                                        255                          226
                                                                                           =======================================

The following table provides an aging of capitalized exploratory well costs based on the date drilling was completed and shows the number of projects for which exploratory well costs have been capitalized for a period greater than one year after the completion of drilling.

                                                                                               June 30           December 31
                                                                                                  2007                  2006
-------------------------------------------------------------------------------------------------------------------------------
Capitalized for a Period of One Year or Less                                                       104                   179
Capitalized for a Period of Greater than One Year                                                  151                    47
                                                                                              ---------------------------------
Balance at End of Period                                                                           255                   226
                                                                                              =================================
Number of Projects that have Exploratory Well Costs Capitalized for a Period
    Greater than One Year                                                                            6                     4
                                                                                              ---------------------------------

As at June 30, 2007, we have exploratory costs that have been capitalized for more than one year relating to our interest in two exploratory blocks in the Gulf of Mexico ($98 million), our interest in an exploratory block offshore Nigeria ($19 million), our coalbed methane exploratory activities in Canada ($17 million), an exploratory well on Block 51 in Yemen ($11 million) and an exploratory block in the North Sea ($6 million). We have capitalized costs related to successful wells drilled in Nigeria, Gulf of Mexico, North Sea, and at Block 51 in Yemen. In Canada, we have capitalized exploratory costs relating to our coalbed methane projects. We are assessing all of these wells and projects, and are working with our partners to prepare development plans, drill additional appraisal wells or to assess commercial viability.

6. LONG-TERM DEBT AND SHORT-TERM BORROWINGS

                                                                                                     June 30       December 31
                                                                                                        2007              2006
---------------------------------------------------------------------------------------------------------------------------------
Term Credit Facilities (a)                                                                                 -             1,078
Canexus LP Term Credit Facilities (US$178 million)                                                       189               174
Medium-Term Notes, due 2007 (1)                                                                          150               150
Medium-Term Notes, due 2008                                                                              125               125
Notes, due 2013 (US$500 million)                                                                         532               583
Notes, due 2015 (US$250 million)                                                                         266               291
Notes, due 2017 (US$250 million) (b)                                                                     266                 -
Notes, due 2028 (US$200 million)                                                                         213               233
Notes, due 2032 (US$500 million)                                                                         532               583
Notes, due 2035 (US$790 million)                                                                         840               920
Notes, due 2037 (US$1,250 million) (c)                                                                 1,329                 -
Subordinated Debentures, due 2043 (US$460 million)                                                       489               536
                                                                                              -----------------------------------
                                                                                                       4,931             4,673
Unamortized Debt Issue Costs (Note 1)                                                                    (79)                -
                                                                                              -----------------------------------
Total Long-Term Debt                                                                                   4,852             4,673
                                                                                              ===================================

------------
(1) Amounts due July 2007 are not included in current liabilities as we expect to refinance this amount with our term credit facilities.

(a)  TERM CREDIT FACILITIES

We have committed, unsecured term credit facilities of $3.3 billion, which are available to 2011. The lenders have the option to extend the term annually. At June 30, 2007 we had not drawn on these facilities (December 31, 2006 - $1,078 million). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime loans, US-dollar base rate loans or British pound call-rate loans. Interest is payable monthly at floating rates. The weighted-average interest rate on our term credit facilities was 5.9% for the three months ended June 30, 2007 (2006 - 5.7%) and 5.9% for the six months ended June 30, 2007 (2006 - 5.5%). At June 30, 2007, $397 million of these facilities were utilized to support outstanding letters of credit (December 31, 2006 - $294 million).

(b)  NOTES, DUE 2017

In May 2007, we issued US$250 million of 10 year notes. Interest is payable semi-annually at a rate of 5.65% and the principal is to be repaid in May 2017. We may redeem part or all of the notes at any time. The redemption price will be the greater of par and an amount that provides the same yield as a US Treasury security having a term to maturity equal to the remaining term of the notes plus 0.2%. The proceeds were used to repay the outstanding term credit facilities.

(c)  NOTES, DUE 2037

In May 2007, we issued US$1,250 million of 30 year notes. Interest is payable semi-annually at a rate of 6.40% and the principal is to be repaid in May 2037. We may redeem part or all of the notes at any time. The redemption price will be the greater of par and an amount that provides the same yield as a US Treasury security having a term to maturity equal to the remaining term of the notes plus 0.35%. The proceeds were used to repay the outstanding term credit facilities.

(d)  INTEREST EXPENSE

                                                                                   Three Months                    Six Months
                                                                                   Ended June 30                  Ended June 30
                                                                                 2007         2006             2007         2006
-----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                                     83           65              164          127
Other                                                                               4            6                9           10
                                                                                ---------------------------------------------------
                                                                                   87           71              173          137
   Less: Capitalized                                                              (41)         (60)             (79)        (117)
                                                                                ---------------------------------------------------
Total                                                                              46           11               94           20
                                                                                ===================================================

Capitalized interest relates to and is included as part of the cost of our oil and gas properties. The capitalization rates are based on our weighted-average cost of borrowings.

(e)  SHORT-TERM BORROWINGS

Nexen has  uncommitted,  unsecured  credit  facilities  of  approximately  $631 million, of which $61 million (US$57 million) was drawn at June 30, 2007 (December 31, 2006 - $158 million). We have also utilized $130 million of these facilities to support outstanding letters of credit at June 30, 2007 (December 31, 2006 - $252 million). Interest is payable at floating rates. The weighted-average interest rate on our short-term borrowings was 5.8% for the three months ended June 30, 2007 (2006 - 5.4%) and 5.8% for the six months ended June 30, 2007 (2006 - 5.3%).

7. ASSET RETIREMENT OBLIGATIONS

Changes in carrying amounts of the asset retirement obligations associated with our property, plant and equipment for the six months ended June 30, 2007 and the year ended December 31, 2006, are as follows:

                                                                            Six Months Ended                Year Ended
                                                                                     June 30               December 31
                                                                                        2007                      2006
-------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                           704                       611
    Obligations Assumed with Development Activities                                       36                        75
    Obligations Discharged with Disposed Properties                                        -                        (1)
    Expenditures Made on Asset Retirements                                               (12)                      (44)
    Accretion                                                                             22                        37
    Revisions to Estimates                                                                (3)                      (10)
    Effects of Foreign Exchange                                                          (36)                       36
                                                                                -----------------------------------------
Balance at End of Period (1,2)                                                           711                       704
                                                                                =========================================

------------
(1) Obligations due within 12 months of $21 million (December 31, 2006 - $21 million) have been included in accounts payable and accrued liabilities.
(2) Obligations relating to our oil and gas activities amount to $665 million (December 31, 2006 - $658 million) and obligations relating to our chemicals business amount to $46 million (December 31, 2006 - $46 million).

Our total estimated undiscounted asset retirement obligations amount to $1,783 million (December 31, 2006 - $1,770 million). We have discounted the total estimated asset retirement obligations using a weighted-average, credit-adjusted risk-free rate of 5.7%. Approximately $94 million included in our asset retirement obligations will be settled over the next five years. The remaining obligations settle beyond five years and will be funded by future cash flows from our operations.

We own interests in assets for which the fair value of the asset retirement obligations cannot be reasonably determined because the assets currently have an indeterminate life and we cannot determine when remediation activities would take place. These assets include our interest in Syncrude's upgrader and sulphur pile. The estimated future recoverable reserves at Syncrude are significant and given the long life of this asset, we are unable to determine when asset retirement activities would take place. Furthermore, the Syncrude plant can continue to run indefinitely with ongoing maintenance activities. The retirement obligations for these assets will be recorded in the first year in which the lives of the assets are determinable.

8.   DEFERRED CREDITS AND OTHER LIABILITIES

                                                                                     June 30         December 31
                                                                                        2007                2006
-----------------------------------------------------------------------------------------------------------------
Long-Term Marketing Derivative Contracts (Note 9)                                        111                 199
Deferred Transportation Revenue                                                           87                  89
Fixed-Price Natural Gas Contracts (Note 9)                                                62                  74
Capital Lease Obligations                                                                 50                  48
Defined Benefit Pension Obligations                                                       50                  48
Stock-Based Compensation Liability                                                        13                   6
Other                                                                                     48                  52
                                                                                 --------------------------------
Total                                                                                    421                 516
                                                                                 ================================

9.   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

We use derivatives in our marketing group for trading purposes and we also use derivatives to manage commodity price risk for non-trading purposes. Our derivative instruments are carried at fair value on the Unaudited Consolidated Balance Sheet. Our other financial instruments are carried at cost or amortized cost.

(a)  CARRYING VALUE AND ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value, fair value, and unrecognized gains or losses on our outstanding derivatives and other financial liabilities are:

                                                             JUNE 30, 2007                            DECEMBER 31, 2006
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Carrying       Fair    Unrecognized         Carrying      Fair     Unrecognized
                                                    Value      Value     Gain/(Loss)            Value     Value      Gain/(Loss)
                                                 ----------------------------------------     -------------------------------------
Derivatives
    Commodity Price Risk
      Non-Trading Activities
        Crude Oil Put Options                          23         23               -               19        19              -
        Fixed-Price Natural Gas Contracts             (85)       (85)              -              (96)      (96)             -
        Natural Gas Swaps                              (5)        (5)              -               (8)       (8)             -

      Trading Activities
        Crude Oil and Natural Gas                     129        129               -              372       372              -
        Future Sale of Gas Inventory                    -          -               -                -        25             25

    Foreign Currency Exchange Rate Risk
      Trading Activities                                2          2               -              (12)      (12)             -
                                                 ------------------------------------     ----------------------------------------
Total Derivatives                                      64         64               -              275       300             25
                                                 ====================================     ========================================

Other Financial Liabilities
      Long-Term Debt                               (4,852)    (4,819)             33           (4,673)   (4,728)           (55)
                                                 ====================================     ========================================

The estimated fair value of all derivative instruments is based on quoted market prices and, if not available, on estimates from third-party brokers or dealers. Other financial assets used in the normal course of business include cash and cash equivalents, restricted cash and margin deposits and accounts receivable. Other financial liabilities include accounts payable, accrued interest payable, short-term borrowings and long-term debt. Fair value of long-term debt is estimated based on third-party brokers and quoted market prices.

(b)  COMMODITY PRICE RISK MANAGEMENT

NON-TRADING ACTIVITIES

We generally sell our crude oil and natural gas under short-term market based contracts.

CRUDE OIL PUT OPTIONS
In 2006, we purchased WTI crude oil put options to provide a base level of price protection without limiting our upside to higher prices. These options establish an annual average WTI floor price of US$50/bbl in 2007 on 105,000 bbls/d at a cost of $26 million. The crude oil put options are stated at fair value and are included in accounts receivable as they settle within 12 months. Any change in fair value is included in marketing and other on the Unaudited Consolidated Statement of Income.

During the quarter, we purchased put options on 36 million barrels or about 100,000 bbls/d of our 2008 crude oil production. These options establish a Dated Brent floor price of US$50/bbl on these volumes and are settled annually. The put options were purchased for $24 million and are carried at fair value. Any change in fair value is included in marketing and other income on the Unaudited Consolidated Statement of Income.

                                       Notional                  Average               Fair
                                        Volumes       Term         Price              Value
---------------------------------------------------------------------------------------------
                                       (bbls/d)                 (US$/bbl)    (Cdn$ millions)
WTI Crude Oil Put Options               105,000       2007            50                  -
Dated Brent Crude Oil Put Options       100,000       2008            50                 23
                                                                             ----------------
                                                                                         23
                                                                             ================

FIXED-PRICE NATURAL GAS CONTRACTS AND NATURAL GAS SWAPS

In July and August 2005, we sold certain Canadian oil and gas properties and retained fixed-price natural gas sales contracts that were previously associated with those properties. Since these contracts are no longer used in the normal course of our oil and gas operations, they have been included in the Unaudited Consolidated Balance Sheet at fair value. Amounts settling within 12 months are included in accounts payable and amounts settling greater than 12 months are included in deferred credits and other liabilities. Any change in fair value is included in marketing and other in the Unaudited Consolidated Statement of Income.

                                         Notional                               Average               Fair
                                          Volumes             Term                Price              Value
-----------------------------------------------------------------------------------------------------------
                                           (Gj/d)                                ($/Gj)     (Cdn$ millions)
Fixed-Price Natural Gas Contracts          15,514         2007 - 2008              2.46                (23)
                                           15,514         2008 - 2010       2.56 - 2.77                (62)
                                                                                                 ----------
                                                                                                       (85)
                                                                                                 ==========

Following the sale of the Canadian oil and gas properties, we entered into natural gas swaps to hedge our fixed price exposure with floating natural gas prices. Any change in fair value is included in marketing and other in the Unaudited Consolidated Statement of Income. Amounts settling within 12 months are included in accounts receivable and amounts settling greater than 12 months are included in deferred charges and other assets.

                                         Notional                               Average               Fair
                                          Volumes            Term                 Price              Value
-----------------------------------------------------------------------------------------------------------
                                           (Gj/d)                                ($/Gj)     (Cdn$ millions)
Natural Gas Swaps                          15,514        2007 - 2008               7.60                 (5)
                                           15,514        2008 - 2010               7.60                  -
                                                                                                 ----------
                                                                                                        (5)
                                                                                                 ==========

TRADING ACTIVITIES

CRUDE OIL AND NATURAL GAS
We enter into physical purchase and sales contracts as well as financial commodity contracts to enhance our price realizations and lock in our margins. The physical and financial commodity contracts (derivative contracts) are stated at fair value. The $129 million fair value of the derivative contracts at June 30, 2007 is included in the Unaudited Consolidated Balance Sheet and any change is included in marketing and other in the Unaudited Consolidated Statement of Income.

FUTURE SALE OF GAS INVENTORY
In an attempt to mitigate the exposure to fluctuations in cash flow from changes in the price of natural gas we have certain NYMEX futures contracts and swaps in place, which effectively lock in our margins on the future sale of our natural gas inventory in storage. From time to time, we have designated, in writing, some of these derivative contracts as cash flow hedges of the future sale of our storage inventory.

With the adoption of Section 3865 HEDGES as described in Note 1, the effective portion of gains and losses relating to cash flow hedges are now included in other comprehensive income until the gains or losses are realized in net income. Prior to the adoption of Section 3865, gains and losses related to derivatives classified as cash flow hedges were unrecognized.

At December 31, 2006, we held NYMEX natural gas futures contracts and swaps that were designated as cash flow hedges on the future sale of natural gas inventory. On adoption of Section 3865, the fair value of $25 million related to these cash flow hedges was recognized in accounts receivable on January 1, 2007. The fair value gain of $16 million, net of income taxes, was included with the opening balance of accumulated other comprehensive income (AOCI). During the first quarter of 2007, the inventory was sold and as a result, gains on these cash flow hedges were recognized in marketing and other on the Unaudited Consolidated Statement of Income.

In late 2006, we de-designated certain futures contracts that had been designated as cash flow hedges of future sales of our natural gas in storage. These contracts were de-designated since it became uncertain that the future sales of natural gas would occur within the designated time frame. As it was reasonably possible that the future sales could have taken place as designated at the inception of the hedging relationship, gains of $65 million on the futures contracts were deferred in accounts payable at December 31, 2006. The adoption of Section 3865 required that the deferred gains ($45 million, net of income taxes) be reclassified to AOCI on January 1, 2007. The gains were recognized in marketing and other on the Unaudited Consolidated Statement of Income during the first quarter of 2007.

At June 30, 2007, there were no cash flow hedges in place.

(c)  FOREIGN CURRENCY EXCHANGE RATE RISK MANAGEMENT

TRADING ACTIVITIES
Our sales and purchases of crude oil and natural gas are generally transacted in or referenced to the US dollar, as are most of the financial commodity contracts used by our marketing group. However, we pay for many of our purchases in Canadian dollars. We enter into US-dollar forward contracts and swaps to manage this exposure. Gains and losses on our US-dollar forward contracts and swaps are included in the Unaudited Consolidated Balance Sheet, and any change in fair value is included in marketing and other in the Unaudited Consolidated Statement of Income. At June 30, 2007, the fair value of our US-dollar forward contracts and swaps was $2 million.

(d)  TOTAL CARRYING VALUE OF DERIVATIVE CONTRACTS RELATED TO TRADING ACTIVITIES

Amounts related to derivative instruments held by our marketing operation are equal to fair value as we use mark-to-market accounting. The amounts are as follows:

                                                                          June 30           December 31
                                                                             2007                  2006
--------------------------------------------------------------------------------------------------------------
Accounts Receivable                                                           365                   731
Deferred Charges and Other Assets (1)                                         208                   153
                                                                         -------------------------------------
    Total Derivative Contract Assets                                          573                   884
                                                                         =====================================

Accounts Payable and Accrued Liabilities                                      331                   325
Deferred Credits and Other Liabilities (1)                                    111                   199
                                                                         -------------------------------------
    Total Derivative Contract Liabilities                                     442                   524
                                                                         =====================================

    Total Derivative Contract Net Assets (2)                                  131                   360
                                                                         =====================================

------------
(1) These derivative contracts settle beyond 12 months and are considered non-current.
(2) Comprised of $129 million (2006 - $372 million) related to commodity contracts and gains of $2 million (2006 - losses of $12 million) related to US-dollar forward contracts and swaps.

Our exchange-traded derivative contracts are subject to margin deposit requirements. We are required to advance cash to counterparties in order to satisfy their requirements. We have margin deposits of $96 million (December 31, 2006 - $197 million), which have been included in restricted cash and margin deposits on our Unaudited Consolidated Balance Sheet at June 30, 2007.

10.  SHAREHOLDERS' EQUITY

DIVIDENDS

Dividends per common share for the three months ended June 30, 2007 were $0.025 (2006 - $0.025). Dividends per common share for the six months ended June 30, 2007 were $0.05 (2006 - $0.05). Dividends paid to holders of common shares have been designated as "eligible dividends" for Canadian tax purposes.

11.  EARNINGS PER COMMON SHARE

Our shareholders approved a split of our issued and outstanding common shares on a two-for-one basis at our annual and special meeting on April 26, 2007. All common share and per common share amounts have been retroactively restated to reflect this share split.

We calculate basic earnings per common share using net income and the weighted-average number of common shares outstanding. We calculate diluted earnings per common share in the same manner as basic, except we use the weighted-average number of diluted common shares outstanding in the denominator.

                                                                                  Three Months                      Six Months
                                                                                  Ended June 30                    Ended June 30
(millions of shares)                                                         2007            2006              2007         2006
---------------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common shares outstanding                         527.0           524.2            526.5        523.8
Shares issuable pursuant to tandem options                                    26.9            28.4             27.6         28.8
Shares to be purchased from proceeds of tandem options                       (15.6)          (15.1)           (15.4)       (15.0)
                                                                       ----------------------------------------------------------
Weighted-average number of diluted common shares outstanding                 538.3           537.5            538.7        537.6
                                                                       ==========================================================

In calculating the weighted-average number of diluted common shares outstanding for the three and six months ended June 30, 2007, we excluded 36,000 and 37,667 options respectively, because their exercise price was greater than the average market price in those periods. In calculating the weighted-average number of diluted common shares outstanding for the three and six months ended June 30, 2006, all options were included because their exercise price was less than the quarterly average common share market price in the period. During the periods presented, outstanding stock options were the only potential dilutive instruments.

12.  CASH FLOWS

(a) CHARGES AND CREDITS TO INCOME NOT INVOLVING CASH

                                                                                Three Months                    Six Months
                                                                               Ended June 30                   Ended June 30
                                                                           2007             2006            2007          2006
----------------------------------------------------------------------------------------------------------------------------------
Depreciation, Depletion, Amortization and Impairment                        360              260             694             526
Stock-Based Compensation                                                    (70)               4             (26)            112
Future Income Taxes                                                         126               14             161             283
Change in Fair Value of Crude Oil Put Options                                 4               (3)             20               1
Net Income Attributable to Non-Controlling Interests                          5                6               8               9
Other                                                                        22               12              25              34
                                                                       -----------------------------------------------------------
Total                                                                       447              293             882             965
                                                                       ===========================================================

(b)  CHANGES IN NON-CASH WORKING CAPITAL

                                                                                Three Months                    Six Months
                                                                               Ended June 30                   Ended June 30
                                                                           2007             2006            2007          2006
----------------------------------------------------------------------------------------------------------------------------------
   Accounts Receivable                                                     (142)               8             (67)            837
   Inventories and Supplies                                                (244)            (108)           (179)           (258)
   Other Current Assets                                                      15               16              11              21
   Accounts Payable and Accrued Liabilities                                  54             (272)             (4)           (843)
   Accrued Interest Payable                                                  29               15              11              (2)
                                                                       -----------------------------------------------------------
Total                                                                      (288)            (341)           (228)           (245)
                                                                       ===========================================================

Relating to:
   Operating Activities                                                    (304)            (377)           (272)           (304)
   Investing Activities                                                      16               36              44              59
                                                                       -----------------------------------------------------------
Total                                                                      (288)            (341)           (228)           (245)
                                                                       ===========================================================

(c)  OTHER CASH FLOW INFORMATION

                                                                                Three Months                    Six Months
                                                                               Ended June 30                   Ended June 30
                                                                           2007             2006            2007          2006
----------------------------------------------------------------------------------------------------------------------------------
Interest Paid                                                                55               50             156             130
Income Taxes Paid                                                           100              138             157             208
                                                                       -----------------------------------------------------------

13.  MARKETING AND OTHER

                                                                                Three Months                    Six Months
                                                                               Ended June 30                   Ended June 30
                                                                           2007             2006            2007          2006
----------------------------------------------------------------------------------------------------------------------------------
Marketing Revenue, Net                                                      284              293             531             730
Change in Fair Value of Crude Oil Put Options                                (4)               3             (20)             (1)
Interest                                                                     10               11              19              19
Foreign Exchange Losses                                                     (38)             (27)            (43)            (48)
Other (1)                                                                    47               96              60             102
                                                                       -----------------------------------------------------------
Total                                                                       299              376             547             802
                                                                       ============================================================

------------
(1) Other income for the three and six months ended June 30, 2006 includes $74 million of business interruption proceeds received from our insurers relating to generator failures in 2005 at our UK oil and gas operations.


14.  COMMITMENTS, CONTINGENCIES AND GUARANTEES

As described in Note 15 to the Audited Consolidated Financial Statements included in our 2006 Annual Report on Form 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We believe the resolution of these matters would not have a material adverse effect on our liquidity, consolidated financial position or results of operations.

15.  OPERATING SEGMENTS AND RELATED INFORMATION

Nexen is involved in activities relating to Oil and Gas, Energy Marketing, Syncrude and Chemicals in various geographic locations as described in Note 20 to the Audited Consolidated Financial Statements included in our 2006 Annual Report on Form 10-K.

THREE MONTHS ENDED JUNE 30, 2007
                                                                                                                Corporate
                                                                                  Energy                              and
                                                   Oil and Gas                 Marketing    Syncrude  Chemicals     Other    Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                  United   United      Other
                                Yemen    Canada   States  Kingdom  Countries(1)
                                ----------------------------------------------
Net Sales                         288      113       148      592         35           7         115       101        -      1,399
Marketing and Other                 3        3         -       24          -         284           -        17      (32)(2)    299
                                ---------------------------------------------------------------------------------------------------
Total Revenues                    291      116       148      616         35         291         115       118      (32)     1,698
Less: Expenses
 Operating                         42       42        26       53          2           6          51        67        -        289
 Depreciation, Depletion,
   Amortization and
    Impairment                     64       41        62      158          3           3          12        11        6        360
 Transportation and Other           1        6         -        -          -         189           4         8        2        210
 General and Administrative (3)    (4)       8        (5)      (3)         1          23           -         8       10         38
 Exploration                        2        9        49       18         27(4)        -           -         -        -        105
 Interest                           -        -         -        -          -           -           -         3       43         46
                                ---------------------------------------------------------------------------------------------------
Income (Loss)
 before Income Taxes              186       10        16      390          2          70          48        21      (93)       650
Less: Provision for (Recovery
 of) Income Taxes                  64(5)     2         -      202          9          26          13         6      (45)       277
Less: Non-Controlling
 Interests                          -        -         -        -          -           -           -         5        -          5
                                ---------------------------------------------------------------------------------------------------
Net Income (Loss)                 122        8        16      188         (7)         44          35        10      (48)       368
                                ===================================================================================================

Identifiable Assets               441    4,543(6)  1,581    5,107        258       3,355(7)    1,186       495      228     17,194
                                ===================================================================================================

Capital Expenditures
 Development and Other             31      316       128      158          7           1           8        14       12        675
 Exploration                        5       12        49       17         16           -           -         -        -         99
 Proved Property Acquisitions       -        -         -       45(8)       -           -           -         -        -         45
                                ---------------------------------------------------------------------------------------------------
                                   36      328       177      220         23           1           8        14       12        819
                                ===================================================================================================

Property, Plant and Equipment
 Cost                           2,260    5,920     2,878    4,702        241         229       1,314       802      303     18,649
 Less: Accumulated DD&A         2,012    1,521     1,406      636         77          52         196       444      158      6,502
                                ---------------------------------------------------------------------------------------------------
Net Book Value                    248    4,399(6)  1,472    4,066        164         177       1,118       358      145     12,147
                                ===================================================================================================

-------------
(1)  Includes results of operations from producing activities in Colombia.
(2) Includes interest income of $10 million, foreign exchange losses of $38 million and decrease in the fair value of crude oil put options of $4 million.
(3)  Includes recovery of stock-based compensation of $55 million.
(4)  Includes exploration activities primarily in Nigeria, Norway and Colombia.
(5)  Includes Yemen cash taxes of $65 million.
(6) Includes costs of $3,028 million related to our Long Lake project, which are not being depreciated, depleted or amortized.
(7) Approximately 81% of Marketing's identifiable assets are accounts receivable and inventories.
(8) Includes acquisition of additional interests in the Scott and Telford fields.

SIX MONTHS ENDED JUNE 30, 2007
                                                                                                              Corporate
                                                                                 Energy                             and
                                                  Oil and Gas                 Marketing    Syncrude  Chemicals    Other      Total
----------------------------------------------------------------------------------------------------------------------------------
                                                  United   United      Other
                                Yemen    Canada   States  Kingdom  Countries(1)
                                ----------------------------------------------
Net Sales                         531      228       316      936         64          23         234       207        -      2,539
Marketing and Other                 6        4         -       28          -         531           -        22      (44)(2)    547
                                ---------------------------------------------------------------------------------------------------
Total Revenues                    537      232       316      964         64         554         234       229      (44)     3,086
Less: Expenses
 Operating                         84       81        54      106          4          19          98       133        -        579
 Depreciation, Depletion,
   Amortization and
    Impairment                    122       82       146      272          6           7          25        22       12        694
 Transportation and Other           4       13         -        -          -         409           9        19        2        456
 General and Administrative (3)    (3)      40        14        2         25          53           -        17       92        240
 Exploration                        5       14        62       38         35(4)        -           -         -        -        154
 Interest                           -        -         -        -          -           -           -         6       88         94
                                ---------------------------------------------------------------------------------------------------
Income (Loss)
 before Income Taxes              325        2        40      546         (6)         66         102        32     (238)       869
Less: Provision for (Recovery
 of) Income Taxes                 113(5)     -        14      284          7          26          30         9     (111)       372
Less: Non-Controlling
 Interests                          -        -         -        -          -           -           -         8        -          8
                                ---------------------------------------------------------------------------------------------------
Net Income (Loss)                 212        2        26      262        (13)         40          72        15     (127)       489
                                ===================================================================================================

Identifiable Assets               441    4,543(6)  1,581    5,107        258       3,355(7)    1,186       495      228     17,194
                                ===================================================================================================

Capital Expenditures
 Development and Other             63      672       267      298         15           1          15        26       20      1,377
 Exploration                       10       45        63       63         26           -           -         -        -        207
 Proved Property Acquisitions       -        -         -       46(8)       -           -           -         -        -         46
                                ---------------------------------------------------------------------------------------------------
                                   73      717       330      407         41           1          15        26       20      1,630
                                ===================================================================================================

Property, Plant and Equipment
 Cost                           2,260    5,920     2,878    4,702        241         229       1,314       802      303     18,649
 Less: Accumulated DD&A         2,012    1,521     1,406      636         77          52         196       444      158      6,502
                                ---------------------------------------------------------------------------------------------------
Net Book Value                    248    4,399(6)  1,472    4,066        164         177       1,118       358      145     12,147
                                ===================================================================================================

------------
(1)  Includes results of operations from producing activities in Colombia.
(2) Includes interest income of $19 million, foreign exchange losses of $43 million and decrease in the fair value of crude oil put options of $20 million.
(3)  Includes stock-based compensation expense of $61 million.
(4)  Includes exploration activities primarily in Nigeria, Norway and Colombia.
(5)  Includes Yemen cash taxes of $109 million.
(6) Includes costs of $3,028 million related to our Long Lake project, which are not being depreciated, depleted or amortized.
(7) Approximately 81% of Marketing's identifiable assets are accounts receivable and inventories.
(8) Includes acquisition of additional interests in the Scott and Telford fields.

THREE MONTHS ENDED JUNE 30, 2006
                                                                                                               Corporate
                                                                                  Energy                             and
                                                  Oil and Gas                  Marketing    Syncrude  Chemicals    Other     Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                  United   United      Other
                                Yemen    Canada   States  Kingdom  Countries(1)
                                ----------------------------------------------
Net Sales                         364      122       161      134         39           7         114        98        -      1,039
Marketing and Other                 1        5         -       77(2)       1         293           -        12      (13)(3)    376
                                ---------------------------------------------------------------------------------------------------
Total Revenues                    365      127       161      211         40         300         114       110      (13)     1,415
Less: Expenses
 Operating                         38       34        22       20          1           5          44        59        -        223
 Depreciation, Depletion,
   Amortization and
    Impairment                     91       38        49       54          3           1           6        10        8        260
 Transportation and Other           1        1         -        -          -         186           5        10        -        203
 General and Administrative (4)     -        9        10        2          9          39           -         6       33        108
 Exploration                        -        8        15        8         15(5)        -           -         -        -         46
 Interest                           -        -         -        -          -           -           -         3        8         11
                                ---------------------------------------------------------------------------------------------------
Income (Loss)
 before Income Taxes              235       37        65      127         12          69          59        22      (62)       564
Less: Provision for (Recovery
 of) Income Taxes                  82(6)   (20)       22       42          4          42          19         7      (48)       150
Less: Non-Controlling
 Interests                          -       -          -        -          -           -           -         6        -          6
                                ---------------------------------------------------------------------------------------------------
Net Income (Loss)                 153       57        43       85          8          27          40         9      (14)       408
                                ===================================================================================================

Identifiable Assets               540    3,105     1,437    5,081        173       2,698(7)    1,177       462      295     14,968
                                ===================================================================================================

Capital Expenditures
 Development and Other             28      309        80      159          4          34          20         8       10        652
 Exploration                       10       71        72        6          8           -           -         -        -        167
 Proved Property Acquisitions       -        -         -        -          -           -           -         -        -          -
                                ---------------------------------------------------------------------------------------------------
                                   38      380       152      165         12          34          20         8       10        819
                                ===================================================================================================

Property, Plant and Equipment
 Cost                           2,235    4,369     2,512    4,129        202         209       1,292       828      262     16,038
 Less: Accumulated DD&A         1,923    1,369     1,196      319         70          42         174       474      136      5,703
                                ---------------------------------------------------------------------------------------------------
Net Book Value                    312    3,000     1,316    3,810        132         167       1,118       354      126     10,335
                                ===================================================================================================

------------
(1)  Includes results of operations from producing activities in Colombia.
(2) Includes proceeds of $74 million from business interruption insurance claims for generator failures in 2005 at our UK oil and gas operations.
(3) Includes interest income of $11 million, foreign exchange losses of $27 million and increase in the fair value of crude oil put options of $3 million.
(4)  Includes stock-based compensation expense of $11 million.
(5)  Includes exploration activities primarily in Nigeria and Colombia.
(6)  Includes Yemen cash taxes of $81 million.
(7)  Approximately  84%  of  Marketing's   identifiable   assets  are  accounts
     receivable and inventories.

SIX MONTHS ENDED JUNE 30, 2006
                                                                                                               Corporate
                                                                                  Energy                             and
                                                  Oil and Gas                  Marketing    Syncrude  Chemicals    Other     Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      Other
                                                  United   United  Countries
                                Yemen    Canada   States  Kingdom         (1)
                                ---------------------------------------------
Net Sales                         692      233       342      268         67          14         198       205        -      2,019
Marketing and Other                 4        6         -       79(2)       1         730           -        12      (30)(3)    802
                                ---------------------------------------------------------------------------------------------------
Total Revenues                    696      239       342      347         68         744         198       217      (30)     2,821
Less: Expenses
 Operating                         74       68        52       42          3          12          97       125        -        473
 Depreciation, Depletion,
   Amortization and
    Impairment                    168       75       104      125          5           4          11        20       14        526
 Transportation and Other           3       11         -        -          -         418          11        20        -        463
 General and Administrative (4)    14       51        45        6         25          75           -        13       99        328
 Exploration                        -       14        77       28         30(5)        -           -         -        -        149
 Interest                           -        -         -        -          -           -           -         5       15         20
                                ---------------------------------------------------------------------------------------------------
Income (Loss)
 before Income Taxes              437       20        64      146          5         235          79        34     (158)       862
Less: Provision for (Recovery
 of) Income Taxes                 153(6)   (26)       22      324(7)       2         101          26        11      (85)       528
Less: Non-Controlling
 Interests                          -        -         -        -          -           -           -         9        -          9
                                ---------------------------------------------------------------------------------------------------
Net Income (Loss)                 284       46        42     (178)         3         134          53        14      (73)       325
                                ===================================================================================================

Identifiable Assets               540    3,105     1,437    5,081        173       2,698(8)    1,177       462       295    14,968
                                ===================================================================================================

Capital Expenditures
 Development and Other             75      634       144      279         13          35          57        10       17      1,264
 Exploration                       15      117       112       25         15           -           -         -        -        284
 Proved Property Acquisitions       -        2         -        1          -           -           -         -        -          3
                                ---------------------------------------------------------------------------------------------------
                                   90      753       256      305         28          35          57        10       17      1,551
                                ===================================================================================================

Property, Plant and Equipment
 Cost                           2,235    4,369     2,512    4,129        202         209       1,292       828      262     16,038
 Less: Accumulated DD&A         1,923    1,369     1,196      319         70          42         174       474      136      5,703
                                ---------------------------------------------------------------------------------------------------
Net Book Value                    312    3,000     1,316    3,810        132         167       1,118       354      126     10,335
                                ===================================================================================================

------------
(1)  Includes results of operations from producing activities in Colombia.
(2) Includes proceeds of $74 million from business interruption insurance claims for generator failures in 2005 at our UK oil and gas operations.
(3) Includes interest income of $19 million, foreign exchange losses of $48 million and decrease in the fair value of crude oil put options of $1 million.
(4)  Includes stock-based compensation expense of $156 million.
(5)  Includes exploration activities primarily in Nigeria and Colombia.
(6)  Includes Yemen cash taxes of $148 million.
(7) Includes future income tax expense of $277 million related to an increase in the supplemental tax rate on oil and gas activities in the United Kingdom.
(8) Approximately 84% of Marketing's identifiable assets are accounts receivable and inventories.

16. DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Unaudited Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. The US GAAP Unaudited Consolidated Statement of Income and Balance Sheet and summaries of differences from Canadian GAAP are as follows:

(a)  UNAUDITED CONSOLIDATED STATEMENT OF INCOME - US GAAP
     FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                                Three Months                   Six Months
                                                                                Ended June 30                Ended June 30
(Cdn$ millions, except per share amounts)                                    2007          2006          2007          2006
-----------------------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
    Net Sales                                                               1,399         1,039         2,539         2,019
    Marketing and Other (i)                                                   299           377           545           813
                                                                           ------------------------------------------------
                                                                            1,698         1,416         3,084         2,832
                                                                           ------------------------------------------------
EXPENSES
    Operating (ii)                                                            296           225           592           477
    Depreciation, Depletion, Amortization and Impairment                      360           260           694           526
    Transportation and Other                                                  210           203           456           463
    General and Administrative (iv)                                            51           122           250           343
    Exploration                                                               105            46           154           149
    Interest                                                                   46            11            94            20
                                                                           ------------------------------------------------
                                                                            1,068           867         2,240         1,978
                                                                           ------------------------------------------------

INCOME BEFORE INCOME TAXES                                                    630           549           844           854
                                                                           ------------------------------------------------
PROVISION FOR INCOME TAXES
    Current                                                                   151           136           211           245
    Deferred (i) - (iv)                                                       120            10           153             4
                                                                           ------------------------------------------------
                                                                              271           146           364           249
                                                                           ------------------------------------------------

NET INCOME BEFORE NON-CONTROLLING INTERESTS                                   359           403           480           605
    Less: Net Income Attributable to Non-Controlling Interests                 (5)           (6)           (8)           (9)
                                                                           ------------------------------------------------

NET INCOME - US GAAP (1)                                                      354           397           472           596
                                                                           ================================================
EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 11)                                                          0.67          0.76          0.90          1.14
                                                                           ================================================

    Diluted (Note 11)                                                        0.66          0.74          0.88          1.11
                                                                           ================================================

(1) Reconciliation of Canadian and US GAAP Net Income

                                                                                Three Months                   Six Months
                                                                                Ended June 30                Ended June 30
                                                                             2007           2006           2007          2006
--------------------------------------------------------------------------------------------------------------------------------
       Net Income - Canadian GAAP                                             368            408            489            325
       Impact of US Principles, Net of Income Taxes:
         Ineffective Portion of Cash Flow Hedges (i)                            -              1             (2)             7
         Pre-operating Costs (ii)                                              (5)            (2)            (8)            (3)
         Deferred Income Taxes (iii)                                            -              -              -            277
         Liability-based Stock Compensation Plans (iv)                         (9)           (10)            (7)           (10)
                                                                             ---------------------------------------------------
       Net Income - US GAAP                                                   354            397            472            596
                                                                             ===================================================

(b)  UNAUDITED CONSOLIDATED BALANCE SHEET - US GAAP

                                                                                                June 30      December 31
(Cdn$ millions, except share amounts)                                                              2007             2006
-------------------------------------------------------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Cash Equivalents                                                                     158              101
      Restricted Cash and Margin Deposits                                                            96              197
      Accounts Receivable                                                                         2,861            2,976
      Inventories and Supplies                                                                      857              786
      Deferred Income Tax Asset                                                                     277              479
      Other                                                                                          51               67
                                                                                                ------------------------
        Total Current Assets                                                                      4,300            4,606
                                                                                                ------------------------

    PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion, Amortization and
         Impairment of $6,895 (December 31, 2006 - $6,792) (ii); (vi)                            12,087           11,692
    DEFERRED INCOME TAX ASSETS                                                                       78              141
    DEFERRED CHARGES AND OTHER ASSETS                                                               321              263
    GOODWILL                                                                                        348              377
                                                                                                ------------------------
TOTAL ASSETS                                                                                     17,134           17,079
                                                                                                ========================

LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Short-Term Borrowings                                                                          61              158
      Accounts Payable and Accrued Liabilities (iv)                                               3,700            3,839
      Accrued Interest Payable                                                                       65               55
      Dividends Payable                                                                              13               13
                                                                                                ------------------------
        Total Current Liabilities                                                                 3,839            4,065
                                                                                                ------------------------

    LONG-TERM DEBT                                                                                4,852            4,618
    DEFERRED INCOME TAX LIABILITIES (i) - (vi)                                                    2,226            2,427
    ASSET RETIREMENT OBLIGATIONS                                                                    690              683
    DEFERRED CREDITS AND LIABILITIES (v)                                                            502              597
    NON-CONTROLLING INTERESTS                                                                        73               75
    SHAREHOLDERS' EQUITY
      Common Shares, no par value
        Authorized:   Unlimited
        Outstanding:  2007 - 527,149,918 shares
                      2006 - 525,026,412 shares                                                     893              821
      Contributed Surplus                                                                             5                4
      Retained Earnings (i) - (vi)                                                                4,363            3,945
      Accumulated Other Comprehensive Income (i); (v)                                              (309)            (156)
                                                                                                ------------------------
          Total Shareholders' Equity                                                              4,952            4,614
                                                                                                ------------------------
     COMMITMENTS, CONTINGENCIES AND GUARANTEES

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                       17,134           17,079
                                                                                                ========================

(c) UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME - US GAAP FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                            Three Months                 Six Months
                                                                           Ended June 30                Ended June 30
(Cdn$ millions)                                                        2007           2006           2007           2006
--------------------------------------------------------------------------------------------------------------------------
Net Income - US GAAP                                                    354            397            472            596
Other Comprehensive Income, Net of Income Taxes:
    Foreign Currency Translation Adjustment                             (86)           (63)           (92)           (65)
    Change in Mark to Market on Cash Flow Hedges (i)                      -              6            (61)            20
                                                                       -------------------------------------------------
Comprehensive Income                                                    268            340            319            551
                                                                       =================================================

(d) UNAUDITED CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE INCOME - US GAAP


                                                                      June 30       December 31
(Cdn$ millions)                                                          2007              2006
-------------------------------------------------------------------------------------------------
Foreign Currency Translation Adjustment                                  (253)             (161)
Mark to Market on Cash Flow Hedges (i)                                      -                61
Unamortized Defined Benefit Pension Costs (v)                             (56)              (56)
                                                                 --------------------------------
                                                                         (309)             (156)
                                                                 ================================

NOTES:
i. Under US GAAP, all derivative instruments are recognized on the balance sheet as either an asset or a liability measured at fair value. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met. On January 1, 2007, we adopted the equivalent Canadian standard for derivative instruments.

      CASH FLOW HEDGES
      Changes in the fair value of derivatives that are designated as cash flow hedges are recognized in earnings in the same period as the hedged item. Any fair value change in a derivative before that period is recognized on the balance sheet. The effective portion of that change is recognized in other comprehensive income with any ineffectiveness recognized in net income during the period of change.

      FUTURE SALE OF GAS INVENTORY: At December 31, 2006, accounts receivable includes gains of $25 million on futures contracts and swaps we used to hedge commodity price risk on the future sale of our gas inventory. Gains of $23 million ($16 million, net of income taxes) related to the effective portion and deferred in AOCI at December 31, 2006, were recognized in marketing and other in the first quarter of 2007. The ineffective portion of the gains of $2 million ($2 million, net of income taxes) was recognized in marketing and other in 2006 under US GAAP. Under Canadian GAAP, the ineffective portion was recognized in net income in the first quarter of 2007.

      At June 30, 2006, our US GAAP net income includes $11 million ($7 million, net of income taxes) relating to the ineffective portion of cash flow hedges.

      Also included in AOCI at December 31, 2006 are gains of $65 million ($45 million, net of income taxes) related to de-designated cash flow hedges. These gains were recognized in marketing and other in the first quarter of 2007. Under Canadian GAAP, these deferred gains are included in accounts payable and accrued liabilities at December 31, 2006 and have been recognized in marketing and other income in the first quarter of 2007.

      At June 30, 2007, there were no cash flow hedges in place.

      FAIR VALUE HEDGES
      Both the derivative instrument and the underlying commitment are recognized on the balance sheet at their fair value. The change in fair value of both is reflected in earnings. At June 30, 2007 and at December 31, 2006, we had no fair value hedges in place.

ii. Under Canadian GAAP, we defer certain development costs and all pre-operating revenues and costs to property, plant and equipment. Under US principles, these costs have been included in operating expenses. As a result:

      o operating expenses include pre-operating costs of $7 million and $13 million for the three and six months ended June 30, 2007, respectively ($5 million and $8 million, respectively, net of income taxes) (2006 - $2 million and $4 million, respectively ($2 million and $3 million, respectively, net of income taxes)); and

      o property, plant and equipment is lower under US GAAP by $41 million (December 31, 2006 - $28 million).

iii. Under US GAAP, enacted tax rates are used to calculate deferred income taxes, whereas under Canadian GAAP, substantively enacted rates are used. During the first quarter of 2006, the UK government substantively enacted increases to the supplementary tax on oil and gas activities from 10% to 20%, effective January 1, 2006. This created a $277 million future income tax expense during the first quarter of 2006 under Canadian GAAP.

iv. Under Canadian principles, we record obligations for liability-based stock compensation plans using the intrinsic-value method of accounting. Under US principles, obligations for liability-based stock compensation plans are recorded using the fair-value method of accounting. We are also required to accelerate the recognition of stock-based compensation expense for all stock-based awards made to our retirement-eligible employees under Canadian GAAP. However, under US GAAP, the accelerated recognition for such employees is only required for stock-based awards granted on or after January 1, 2006. As a result:

      o general and administrative expense is higher by $13 million and $10 million for the three and six months ended June 30, 2007, respectively ($9 million and $7 million, respectively, net of income taxes) (2006 - higher by $14 million and $15 million for the three and six months ended June, respectively ($10 million and $10 million, respectively, net of income taxes)); and

      o accounts payable and accrued liabilities are higher by $35 million as at June 30, 2007 (December 31, 2006 - $25 million).

v. On December 31, 2006, we adopted FASB Statement 158 EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS (FAS 158). At June 30, 2007, the unfunded amount of our defined benefit pension plans was $81 million. This amount has been included in deferred credits and other liabilities and $56 million, net of income taxes has been included in AOCI. Prior to the adoption of FAS 158 on December 31, 2006, we included our minimum unfunded pension liability in deferred credits and other liabilities and in AOCI.

vi. On January 1, 2003, we adopted FASB Statement 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS (FAS 143) for US GAAP reporting purposes. We adopted the equivalent Canadian standard for asset retirement obligations on January 1, 2004. These standards are consistent except for the adoption date which results in our property, plant and equipment under US GAAP being lower by $19 million.

STOCK-BASED COMPENSATION EXPENSE FOR RETIRED AND RETIREMENT-ELIGIBLE EMPLOYEES Under US GAAP, we recognize stock-based compensation expense for our retired and retirement-eligible employees over an accelerated vesting period in accordance with the provisions of Statement 123(R) for stock-based awards granted to employees on or after January 1, 2006. For stock-based awards granted prior to the adoption of Statement 123(R), stock-based compensation expense for our retired and retirement-eligible employees is recognized over a graded vesting period. If we applied the accelerated vesting provisions of
Statement 123(R) to stock-based awards granted to our retired and retirement-eligible employees prior to the adoption of Statement 123(R), there would be no material change to our stock-based compensation expense for the three and six months ended June 30, 2007 and 2006.


CHANGES IN ACCOUNTING POLICIES - US GAAP
INCOME TAXES
On  January  1,  2007,  we  adopted  FASB   Interpretation  48  ACCOUNTING  FOR
UNCERTAINTY IN INCOME TAXES (FIN 48) with respect to FAS 109 ACCOUNTING FOR INCOME TAXES regarding accounting and disclosure for uncertain tax positions. On the adoption of FIN 48, we recorded a cumulative effect of a change in accounting principle of $28 million. This amount increased our deferred income tax liabilities, with a corresponding decrease to our retained earnings as at January 1, 2007 in our US GAAP - Unaudited Consolidated Balance Sheet. As at January 1 and June 30, 2007, the total amount of our unrecognized tax benefits was approximately $210 million, all of which, if recognized, would affect our effective tax rate. As at January 1 and June 30, 2007, the total amount of interest and penalties in relation to uncertain tax positions recognized in deferred income tax liabilities in the US GAAP - Unaudited Consolidated Balance Sheet is approximately $9 million. We had no interest or penalties in the US GAAP - Unaudited Consolidated Statement of Income for the first half of 2007. Our income tax filings are subject to audit by taxation authorities and as at January 1 and June 30, 2007 the following tax years remained subject to examination; (i) Canada - 1985 to date, (ii) United Kingdom - 2002 to date and
(iii) United States - 2003 to date. We do not anticipate any material changes to the unrecognized tax benefits previously disclosed within the next twelve months.

NEW US ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement 157, FAIR VALUE MEASUREMENTS. Statement 157 defines fair value, establishes a framework for measuring fair value under US generally accepted accounting principles and expands disclosures about fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

Effective December 31, 2006, we adopted the recognition and disclosure provisions of FASB Statement 158, EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS. This statement also requires measurement of the funded status of a plan as of the balance sheet date. The measurement provisions of the statement are effective for fiscal years ending after December 15, 2008. We do not expect the adoption of the change in measurement date in 2008 to have a material impact on our results of operations or financial position.

In February 2007, FASB issued Statement 159, THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES. The statement allows for the elective measurement of eligible financial instruments and certain other items at fair value in order to mitigate volatility in reported earnings without having to apply complex and detailed hedge accounting rules. This statement is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the provisions of Statement 159 and have not yet determined the impact this statement will have on our results from operations or financial position.